                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  February 4, 1997

                              SILGAN HOLDINGS INC.

--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                   33-28409                  06-1269834



-------------------------  -------------------------  -------------------------
     (State or other       (Commission File Number)         (IRS Employer
     jurisdiction of                                     Identification No.)
     incorporation)


   4 Landmark Square, Stamford, Connecticut                         06901

--------------------------------------------------------------------------------
                                                                  (Zip Code)
   (Address of principal executive offices)

Registrant's telephone number, including area code:  (203) 975-7110

ITEM 5: OTHER EVENTS.

  Silgan Holdings Inc. is filing herewith as Exhibit 1 its audited consolidated financial statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996.

ITEM 7: EXHIBITS.

1. Silgan Holdings Inc. audited Consolidated Financial Statements at December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SILGAN HOLDINGS INC.

                                          By:   /s/ Harold J. Rodriguez, Jr.
                                             ----------------------------------
                                             Harold J. Rodriguez, Jr.
                                             Vice President, Controller and
                                              Assistant Treasurer
Date: February 4, 1997

                                                                       EXHIBIT 1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................  F-2
Consolidated Balance Sheets at December 31, 1996 and 1995..................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1995 and 1994........................................................ F-4
Consolidated Statements of Deficiency in Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994....................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1995 and 1994.......................................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Silgan Holdings Inc.

  We have audited the accompanying consolidated balance sheets of Silgan Holdings Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, deficiency in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Silgan Holdings Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP
Stamford, Connecticut
January 31, 1997

                              SILGAN HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                              1996      1995
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  1,017  $  2,102
  Accounts receivable, less allowances for doubtful ac-
   counts of $4,045 and $4,832 for 1996 and 1995,
   respectively............................................  101,436   109,929
  Inventories..............................................  195,981   210,471
  Prepaid expenses and other current assets................    7,403     5,801
                                                            --------  --------
    Total current assets...................................  305,837   328,303
Property, plant and equipment, net.........................  499,781   487,301
Goodwill, net..............................................   77,176    53,562
Other assets...............................................   30,752    30,880
                                                            --------  --------
                                                            $913,546  $900,046
                                                            ========  ========
     LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................................... $122,623  $138,195
  Accrued payroll and related costs........................   41,799    32,805
  Accrued interest payable.................................    9,522     4,358
  Accrued expenses and other current liabilities...........   35,456    43,457
  Bank working capital loans...............................   27,800     7,100
  Current portion of long-term debt........................   38,427    28,140
                                                            --------  --------
    Total current liabilities..............................  275,627   254,055
Long-term debt.............................................  693,783   750,873
Deferred income taxes......................................    6,836     6,836
Other long-term liabilities................................   74,508    68,086
Cumulative exchangeable redeemable preferred stock (90,000
 shares authorized, 51,556 shares issued and outstanding)..   52,998       --
Deficiency in stockholders' equity:
  Common stock ($0.01 par value per share;
   2,167,500 shares authorized, 885,000
   and 1,135,000 shares issued and outstanding
   in 1996 and 1995, respectively).........................        9        12
  Additional paid-in capital...............................   18,609    33,606
  Accumulated deficit...................................... (208,824) (213,422)
                                                            --------  --------
Total deficiency in stockholders' equity................... (190,206) (179,804)
                                                            --------  --------
                                                            $913,546  $900,046
                                                            ========  ========

                            See accompanying notes.

                              SILGAN HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                 1996        1995       1994
                                              ----------  ----------  --------
Net sales...................................  $1,405,742  $1,101,905  $861,374
Cost of goods sold..........................   1,223,684     970,491   748,290
                                              ----------  ----------  --------
  Gross profit..............................     182,058     131,414   113,084
Selling, general and administrative
 expenses...................................      58,768      46,848    37,997
Reduction in carrying value of assets.......         --       14,745    16,729
                                              ----------  ----------  --------
  Income from operations....................     123,290      69,821    58,358
Interest expense and other related financing
 costs......................................      89,353      80,710    65,789
                                              ----------  ----------  --------
  Income (loss) before income taxes.........      33,937     (10,889)   (7,431)
Income tax provision........................       3,300       5,100     5,600
                                              ----------  ----------  --------
  Income (loss) before extraordinary
   charge...................................      30,637     (15,989)  (13,031)
Extraordinary charges relating to early
 extinguishment of debt, net of taxes.......      (2,222)     (5,817)      --
                                              ----------  ----------  --------
  Net income (loss) before preferred stock
   dividend requirement.....................      28,415  $  (21,806) $(13,031)
Preferred stock dividend requirement........      (3,006)        --        --
                                              ----------  ----------  --------
  Net income (loss) available to common
   stockholders.............................  $   25,409  $  (21,806) $(13,031)
                                              ==========  ==========  ========


                            See accompanying notes.

                              SILGAN HOLDINGS INC.

         CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                      TOTAL
                                           ADDITIONAL             DEFICIENCY IN
                                    COMMON  PAID-IN   ACCUMULATED STOCKHOLDERS'
                                    STOCK   CAPITAL     DEFICIT      EQUITY
                                    ------ ---------- ----------- -------------
Balance at December 31, 1993......   $12    $33,606    $(178,585)   $(144,967)
Net loss..........................   --         --       (13,031)     (13,031)
                                     ---    -------    ---------    ---------
Balance at December 31, 1994......    12     33,606     (191,616)    (157,998)
Net loss..........................   --         --       (21,806)     (21,806)
                                     ---    -------    ---------    ---------
Balance at December 31, 1995......    12     33,606     (213,422)    (179,804)
Purchase and retirement of 250,000
 shares of Class B Common Stock...    (3)   (14,997)     (20,811)     (35,811)
Net income........................   --         --        25,409       25,409
                                     ---    -------    ---------    ---------
Balance at December 31, 1996......   $ 9    $18,609    $(208,824)   $(190,206)
                                     ===    =======    =========    =========


                            See accompanying notes.

                              SILGAN HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                 1996       1995       1994
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net income (loss) before preferred stock div-
  idend requirement........................... $  28,415  $ (21,806) $ (13,031)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation................................    54,830     42,217     35,392
  Amortization................................     8,993      8,083      7,075
  Accretion of discount on discount deben-
   tures......................................    12,077     28,672     27,477
  Reduction in carrying value of assets.......       --      14,745     16,729
  Extraordinary charge relating to early ex-
   tinguishment of debt.......................     2,222      6,301        --
  Changes in assets and liabilities, net of
   effect of acquisitions:
   Decrease (increase) in accounts receiv-
    able......................................    15,102     (1,011)   (21,267)
   Decrease (increase) in inventories.........    20,348     10,852    (16,741)
   (Decrease) increase in trade accounts pay-
    able......................................   (17,145)    43,108      4,478
   Net working capital provided by AN Can from
    8/1/95 to 12/31/95........................       --      85,213        --
   Other, net increase (decrease).............       357     (6,745)     7,221
                                               ---------  ---------  ---------
    Total adjustments.........................    96,784    231,435     60,364
                                               ---------  ---------  ---------
  Net cash provided by operating activities...   125,199    209,629     47,333
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Acquisition of businesses....................   (43,043)  (348,762)       519
 Capital expenditures.........................   (56,851)   (51,897)   (29,184)
 Proceeds from sale of assets.................     1,557      3,541        765
                                               ---------  ---------  ---------
  Net cash used in investing activities.......   (98,337)  (397,118)   (27,900)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings under working capital loans......   952,050    669,260    393,250
  Repayments under working capital loans......  (931,350)  (674,760)  (382,850)
  Proceeds from issuance of long-term debt....   125,000    450,000        --
  Repayments of long-term debt................  (183,880)  (234,506)   (20,464)
  Proceeds from issuance of cumulative redeem-
   able exchangeable preferred stock..........    50,000        --         --
  Repurchase of common stock..................   (35,811)       --         --
  Debt financing costs........................    (3,956)   (19,290)       --
  Payments to former shareholders of Silgan...       --      (3,795)    (6,911)
                                               ---------  ---------  ---------
  Net cash (used by) provided for financing
   activities.................................   (27,947)   186,909    (16,975)
                                               ---------  ---------  ---------
Net (decrease) increase in cash and cash
equivalents...................................    (1,085)      (580)     2,458
Cash and cash equivalents at beginning of
year..........................................     2,102      2,682        224
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year...... $   1,017  $   2,102  $   2,682
                                               =========  =========  =========
Supplementary data:
  Interest paid............................... $  68,390    $45,293  $  30,718
  Income tax (refunds) payments, net..........    (4,836)     8,967      2,588
  Preferred stock dividend in lieu of cash
   dividend...................................     2,998        --         --

                            See accompanying notes.

                             SILGAN HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994

1. BASIS OF PRESENTATION

  Silgan Holdings Inc. ("Holdings", together with its wholly-owned subsidiaries, the "Company") is a company controlled by Silgan management and The Morgan Stanley Leveraged Equity Fund II, L. P. ("MSLEF II"), an affiliate of Morgan Stanley & Co., Incorporated ("MS & Co."). Holdings owns all of the outstanding common stock of Silgan Corporation ("Silgan").

  The Company, together with Silgan and its wholly-owned operating subsidiaries Silgan Containers Corporation ("Containers") and Silgan Plastics Corporation ("Plastics"), is predominantly engaged in the manufacture and sale of steel and aluminum containers for human and pet food products. The Company also manufactures custom designed plastic containers used for health and personal care products and specialty packaging items, including metal caps and closures, plastic bowls and paper containers used by processors in the food industry. Principally, all of the Company's businesses are based in the United States. Foreign subsidiaries are not significant to the consolidated results of operations or financial position of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated. Assets and liabilities of the Company's foreign subsidiary are translated at rates of exchange in effect at the balance sheet date. Income statement amounts are translated at the average of monthly exchange rates.

 CASH AND CASH EQUIVALENTS

  Cash equivalents represent short-term, highly liquid investments having original maturities of three months or less from the time of purchase. The carrying values of these assets approximate their fair values. As a result of the Company's cash management system, checks issued and presented to the banks for payment may create negative cash balances. Checks outstanding in excess of related cash balances totaling approximately $49.6 million at December 31, 1996 and $30.0 million at December 31, 1995 are included in trade accounts payable.

 INVENTORIES

  Inventories are stated at the lower of cost or market (net realizable value) and are principally accounted for by the last-in, first-out method (LIFO).

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at historical cost less accumulated depreciation. Major renewals and betterments that extend the life of an asset are capitalized and repairs and maintenance expenditures are charged to expense as incurred. Depreciation is computed using the straight-line method over their estimated useful lives. The principal estimated useful lives are 35 years for buildings and range between 3 to 18 years for machinery and equipment. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


 GOODWILL

  The Company has classified as goodwill the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over periods ranging from 20 to 40 years. The Company periodically evaluates the existence of goodwill impairment to access whether goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit. Impairments would be recognized in operating results if a permanent reduction in values were to occur.

 LONG-LIVED ASSETS

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Under SFAS No. 121, impairment losses will be recognized when events or changes in circumstances indicate that the undiscounted cash flows generated by the assets are less than the carrying value of such assets. Impairment losses are then measured by comparing the fair value of assets to their carrying amount. There were no impairment losses recognized during 1996.

 OTHER ASSETS

  Other assets consist principally of debt issuance costs which are being amortized on a straight-line basis over the terms of the related debt agreements (5 to 10 years). Other intangible assets are amortized over their expected useful lives using the straight-line method.

 INCOME TAXES

  The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". The provision for income taxes includes federal, state, and foreign income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

 STOCK BASED COMPENSATION

  SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995, effective for the 1996 fiscal year. Under SFAS No. 123, compensation expense for all stock-based compensation plans would be recognized based on the fair value of the options at the date of grant using an option pricing model. As permitted under SFAS No. 123, the Company may either adopt the new pronouncement or may continue to follow the accounting method as prescribed under APB No. 25, "Accounting for Stock Issued to Employees". The Company has chosen to continue to recognize compensation expense in accordance with APB No. 25.

 DERIVATIVE FINANCIAL INSTRUMENTS

  The Company's use of derivative financial instruments is limited to interest rate swap agreements which assist in managing exposure to adverse movement in interest rates on a portion of its indebtedness. The Company does not utilize financial instruments for speculative purposes. The difference between amounts to be paid or received on interest rate swap agreements are recorded as adjustments to interest expense. The methods and assumptions used to estimate fair values of these and other debt instruments reflected in the financial statements are discussed in Note 10.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, as well as footnote disclosures in the financial statements. Actual results may differ from those estimates.

 PROPOSED INITIAL PUBLIC OFFERING

  The financial information does not give effect to the amendment to Holdings' Restated Certificate of Incorporation, the conversion of Holdings' Class A, Class B and Class C Common Stock into Common Stock on a one for one basis or the stock split, all as proposed in connection with Holdings' initial public offering. For a discussion of the proposed initial public offering, see Note 22.

3. ACQUISITIONS

  On October 9, 1996, the Company acquired substantially all of the assets of Finger Lakes Packaging Company, Inc. ("Finger Lakes"), a metal food container manufacturer, which had net sales of $48.8 million for its fiscal year ended June 29, 1996. The purchase price was $29.9 million (including net working capital of $8.0 million) and was primarily allocated to property, plant, and equipment, and net working capital acquired based on fair market value as of the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was $5.2 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years.

  On August 1, 1995, Containers acquired from American National Can Company ("ANC") substantially all of the fixed assets and working capital, and assumed certain specified limited liabilities, of ANC's Food Metal & Specialty business ("AN Can"), which manufactures, markets and sells metal food containers and rigid plastic containers for a variety of food products and metal caps and closures for food and beverage products. The final purchase price for the assets acquired and the assumption of certain specified liabilities was $362.0 million (including $13.1 million paid in 1996). The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values. The purchase price allocation was adjusted in 1996 for differences between the actual and preliminary valuations for the asset appraisals and for projected employee benefit costs as well as for a revision in estimated costs of plant rationalizations, administrative workforce reductions and various other acquisition liabilities. The final purchase price allocation resulted in an adjustment to increase goodwill by $20.7 million. The aggregate excess of the purchase price over the fair value of the assets acquired and liabilities assumed for AN Can was $45.6 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

  The Finger Lakes and AN Can acquisitions were accounted for using the purchase method of accounting and accordingly, the results of operations for Finger Lakes and AN Can have been included in the consolidated financial statements of the Company from the dates of acquisition.

  Set forth below are the Company's summary unaudited pro forma results of operations for the year ended December 31, 1995, giving effect to the acquisition of AN Can. The summary unaudited pro forma results of operations include the historical results of the Company and AN Can and reflect the effect of purchase accounting adjustments based on appraisals and valuations, the financing of the acquisition of AN Can by the Company, the refinancing of the Company's related debt obligations, and

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

certain other adjustments as if these events occurred as of the beginning of 1995. Pro forma results of operations for Finger Lakes have not been presented for 1996 or included in the 1995 summary unaudited pro forma results of operations since the impact of such acquisition was not significant.

  The pro forma results of operations do not give effect to adjustments for decreased costs from manufacturing synergies resulting from the integration of AN Can with the Company's existing can manufacturing operations and benefits the Company may realize as a result of its planned rationalization of plant operations. Pro forma adjustments have not been made to interest expense for the year ended December 31, 1995 for the portion of Holdings' 13 1/4% Senior Discount Debentures due 2002 ("Discount Debentures") redeemed in 1996 as described in Note 8 or for the subsequent events discussed in Note 22.

  The pro forma information does not purport to represent what the Company's results of operations actually would have been if the operations were combined as of January 1, 1995, or to project the Company's results of operations for any future period:

                                                                   1995
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
      Net sales..........................................       $1,404,382
      Income from operations.............................           92,749(1)
      Income before income taxes.........................            4,064
      Net loss...........................................           (2,736)

--------
(1) Included in pro forma income from operations for the year ended December 31, 1995 is a charge of $14.7 million to adjust the carrying value of certain underutilized machinery and equipment at Silgan facilities (existing prior to the AN Can acquisition) to net realizable value.

4. INVENTORIES

  The components of inventories at December 31, 1996 and 1995 consist of the following:

                                                               1996     1995
                                                             -------- --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Raw materials........................................  $ 40,280 $ 46,027
      Work-in-process......................................    27,861   24,869
      Finished goods.......................................   116,498  135,590
      Spare parts and other................................     7,771    6,344
                                                             -------- --------
                                                              192,410  212,830
      Adjustment to value inventory at cost on the LIFO
       method..............................................     3,571   (2,359)
                                                             -------- --------
                                                             $195,981 $210,471
                                                             ======== ========

  The amount of inventory recorded on the first-in first-out method at December 31, 1996 and 1995 was $19.8 million and $17.6 million, respectively.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at December 31, 1996 and 1995 consist of the following:

                                                             1996       1995
                                                           ---------  ---------
                                                               (DOLLARS IN
                                                               THOUSANDS)
      Land...............................................  $   6,425  $   6,355
      Buildings and improvements.........................     79,923     68,860
      Machinery and equipment............................    621,232    584,526
      Construction in progress...........................     49,771     33,764
                                                           ---------  ---------
                                                             757,351    693,505
      Accumulated depreciation and amortization..........   (257,570)  (206,204)
                                                           ---------  ---------
      Property, plant and equipment, net.................  $ 499,781  $ 487,301
                                                           =========  =========

  For the years ended December 31, 1996, 1995, and 1994, depreciation expense was $54.8 million, $42.2 million and $35.4 million, respectively. The total amount of repairs and maintenance expense was $32.0 million in 1996, $26.9 million in 1995 and $19.9 million in 1994.

  In 1995 and 1994, based on a review of depreciable assets, the Company determined that certain adjustments were necessary to properly reflect net fixed asset realizable values. In 1995, the Company recorded a write-down of $14.7 million for the excess of carrying value over estimated realizable value of machinery and equipment at existing facilities which had become underutilized due to excess capacity. In 1994, charges of $16.7 million were recorded which included $2.6 million to write-down the excess carrying value over estimated realizable value of various plant facilities held for sale and $14.1 million for technologically obsolete and inoperable machinery and equipment.

6. GOODWILL

  Goodwill amortization charged to operations was $2.3 million in 1996; $1.3 million in 1995; and $1.2 million in 1994. Accumulated amortization of goodwill at December 31, 1996, 1995, and 1994 was $7.7 million; $5.0 million; and $3.7 million, respectively.

7. OTHER ASSETS

  Other assets at December 31, 1996 and 1995 consist of the following:

                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
      Debt issuance costs............................  $    30,515  $    30,148
      Other..........................................        8,576        8,027
                                                       -----------  -----------
                                                            39,091       38,175
      Less: accumulated amortization.................       (8,339)      (7,295)
                                                       -----------  -----------
                                                       $    30,752  $    30,880
                                                       ===========  ===========

  During 1996, the Company wrote off $2.2 million of unamortized debt issuance costs, with no tax benefit, and capitalized $4.0 million of new debt issuance costs in connection with the refinancing of Discount Debentures. As part of the acquisition of AN Can and the related refinancing of its secured debt facilities and Discount Debentures in 1995, the Company wrote off $6.3 million of unamortized debt issuance costs and capitalized $19.3 million of new debt issuance costs. Amortization expense

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

relating to debt issuance for the years ended December 31, 1996, 1995, and 1994 was $4.5 million, $4.9 million, and $5.3 million, respectively.

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

  The Company has a revolving credit facility which it uses to finance its seasonal liquidity needs. As of December 31, 1996 and 1995, the Company had $27.8 million and $7.1 million, respectively, of loans outstanding under the revolving credit facility ("Working Capital Loans").

  Long-term debt consists of the following:

                                                                 1996     1995
                                                               -------- --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      Bank A Term Loans......................................  $194,554 $220,000
      Bank B Term Loans......................................   343,716  222,750
      11 3/4% Senior Subordinated Notes due June 15, 2002....   135,000  135,000
      13 1/4% Senior Subordinated Debentures due
       December 15, 2002.....................................    58,940  201,263
                                                               -------- --------
                                                                732,210  779,013
      Less: Amounts due within one year......................    38,427   28,140
                                                               -------- --------
                                                               $693,783 $750,873
                                                               ======== ========

  The aggregate annual maturities of long-term debt at December 31, 1996 are as follows (in thousands):

           1997..................................... $ 38,427
           1998.....................................   53,393
           1999.....................................   53,393
           2000.....................................  126,112
           2001.....................................  155,880
           2002 and thereafter......................  305,005
                                                     --------
                                                     $732,210
                                                     ========

 REFINANCINGS

  Effective August 1, 1995, Silgan, Containers and Plastics entered into a $675.0 million credit agreement (the "Credit Agreement") with various banks to finance the acquisition by Containers of AN Can, to refinance and repay in full all amounts owing under the previous bank credit agreement and Silgan's Senior Secured Notes (the "Secured Notes"), and to repurchase up to $75.0 million of Discount Debentures.

  The Credit Agreement, as entered into during 1995, provided the Company with
(i) $225.0 million of A Term Loans, (ii) $225.0 million of B Term Loans and
(iii) Working Capital Loans of up to $225.0 million. The Company used proceeds from the Credit Agreement to acquire AN Can for $348.9 million (excluding $13.1 million paid in 1996), repay $117.1 million of term loans under the previous credit agreement, repay in full $50.0 million of Secured Notes, repurchase $61.7 million principal amount at maturity of Discount Debentures for $57.6 million, and incur debt issuance costs of $19.3 million. As a result of the early redemption of the Secured Notes and a portion of the Discount Debentures in 1995, the Company incurred an extraordinary charge of $5.8 million, net of taxes, for the write-off of unamortized deferred financing costs of $6.4 million and premiums of $2.0 million paid on the redemption of the Discount Debentures.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  In 1996, the Credit Agreement was amended to provide the Company with additional B Term Loans of $125.0 million. With borrowings of $17.4 million of Working Capital Loans, $12.0 million representing a portion of the proceeds from the issuance of Holdings' 13 1/4% Cumulative Exchangeable Redeemable Preferred Stock ("Preferred Stock"), and the additional B Term Loans, the Company redeemed $154.4 million principal amount of Discount Debentures at par. As a result of the early redemption of a portion of the Discount Debentures in 1996, the Company incurred an extraordinary charge of $2.2 million for the write-off of unamortized deferred financing costs.

 BANK CREDIT AGREEMENT

  The A Term Loans mature on December 31, 2000, and the B Term Loans mature on March 15, 2002. Principal repayments of $25.4 million and $5.0 million on the A Term Loans and $4.0 million and $2.3 million on the B Term Loans were made in 1996 and 1995, respectively. Principal is to be repaid on each of the A and B Term Loans in installments in accordance with the Credit Agreement until maturity.

  As provided in the Credit Agreement, the Company is required to repay the term loans (ratably allocated between the A Term Loans and the B Term Loans) in an amount equal to 80% of the net sale proceeds from certain asset sales and up to 100% of the net equity proceeds from certain sales of equity. Effective for the year ended December 31, 1996 and each year thereafter during the term of the Credit Agreement, the Company is required to prepay the term loans (ratably allocated between the A Term Loans and the B Term Loans) in an amount equal to 50% of the Company's excess cash flow. Amounts repaid under the term loans cannot be reborrowed.

  The Credit Agreement provides Containers and Plastics, together, a revolving credit facility of up to $225.0 million for working capital needs. Borrowings available under the revolving credit facility were $190.0 million at December 31, 1996, after taking into account outstanding Working Capital Loans of $27.8 million and outstanding letters of credit of $7.2 million. The Company may utilize up to a maximum of $20.0 million in letters of credit as long as the aggregate amount of borrowings of Working Capital Loans and letters of credit do not exceed the amount of the commitment under the revolving credit facility. The aggregate amount of Working Capital Loans and letters of credit which may be outstanding at any time is also limited to the aggregate of 85% of eligible accounts receivable and 50% of eligible inventory. Working Capital Loans may be borrowed, repaid, and reborrowed over the life of the Credit Agreement until final maturity on December 31, 2000.

  The borrowings under the Credit Agreement may be designated by the respective borrowers as Base Rate or Eurodollar Rate borrowings. The Base Rate is the higher of (i) 1/2 of 1% in excess of Adjusted Certificate of Deposit Rate, or (ii) Bankers Trust Company's prime lending rate. Base Rate borrowings bear interest at the Base Rate plus a margin of 1.50% in the case of A Term Loans and Working Capital Loans; and a margin of 2.0% in the case of B Term Loans. Eurodollar Rate borrowings bear interest at the Eurodollar Rate plus a margin of 2.50% in the case of A Term Loans and Working Capital Loans; and a margin of 3.0% in the case of B Term Loans. In accordance with the Credit Agreement, if the Company meets certain financial tests, the interest rate margin on Base Rate and Eurodollar Rate borrowings may be reduced from the existing margin. As of December 31, 1996, the interest rate for Base Rate borrowings was 9.75% and the interest rate for Eurodollar Rate borrowings ranged between 8.0% and 8.63%.

  For 1996, 1995 and 1994, respectively, the average amount of borrowings of Working Capital Loans was $104.1 million, $67.6 million and $14.4 million; the weighted average annual interest rate

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

paid on such borrowings was 8.4%, 8.9%, and 8.4%; and the highest amount of such borrowings was $175.1 million, $188.1 million, and $46.0 million. The Credit Agreement provides for the payment of a commitment fee of 0.5% per annum on the daily average unused portion of commitments available under the working capital revolving credit facility as well as a 2.75% per annum fee on outstanding letters of credit.

  The indebtedness under the Credit Agreement is guaranteed by Holdings and each of Silgan, Containers and Plastics and secured by a security interest in substantially all of the real and personal property of Silgan, Containers and Plastics. The stock of Silgan and the stock of principally all of its subsidiaries have been pledged to the lenders under the Credit Agreement.

  The Credit Agreement contains various covenants which limit or restrict, among other things, investments, indebtedness, liens, dividends, leases, capital expenditures, and the use of proceeds from asset sales, as well as requiring the Company to meet certain specified financial covenants. The Company is currently in compliance with all covenants under the Credit Agreement.

 11 3/4% SENIOR SUBORDINATED NOTES

  The Company's 11 3/4% Senior Subordinated Notes (the "11 3/4% Notes"), which mature on June 15, 2002, represent unsecured general obligations of Silgan, subordinate in right of payment to obligations of the Company under the Credit Agreement and effectively subordinate to all of the obligations of the subsidiaries of Silgan. Interest is payable semi-annually on June 15 and December 15.

The 11 3/4% Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve months commencing June 15 of the following years at the indicated percentages of their principal amount, plus accrued interest:

                                                   REDEMPTION
           YEAR                                    PERCENTAGE
           ----                                    ----------
           1997................................... 105.8750%
           1998................................... 102.9375%
           1999 and thereafter.................... 100.0000%

  The 11 3/4% Notes Indenture contains covenants which are comparable to or less restrictive than those under the terms of the Credit Agreement.

 13 1/4% SENIOR DISCOUNT DEBENTURES

  The 13 1/4% Senior Discount Debentures, which are due on December 15, 2002, represent unsecured general obligations of Holdings, subordinate in right of payment to the obligations of Silgan and its subsidiaries. The original issue discount was amortized through June 15, 1996 with a yield to maturity of 13 1/4%. From and after June 15, 1996, interest on the Discount Debentures accrues on the principal amount thereof at the rate of 13 1/4% and is payable in cash semiannually. The Discount Debentures are redeemable at any time, at the option of Holdings, in whole or in part, at 100% of their principal amount plus accrued interest to the redemption date. The Company redeemed $154.4 million principal amount of its Discount Debentures in 1996 and repurchased $61.7 million principal amount at maturity of its Discount Debentures for $57.6 million in 1995.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

  The Discount Debenture Indenture contains covenants which are comparable to or less restrictive than those under the Credit Agreement and the 11 3/4% Notes.

9. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  The Company has entered into interest rate swap agreements with various banks to manage its exposure to interest rate fluctuations. The agreements are with major financial institutions which are expected to fully perform under the terms thereof. The interest rate swap agreements effectively convert interest rate exposure from variable rates to fixed rates of interest without the exchange of the underlying principal amounts. A portion of the Company's term debt instruments carries a variable rate of interest based on the London interbank offered rate ("LIBOR") plus a margin currently ranging from 2.5% to 3.0%. The interest rate swap agreements require the Company to pay fixed rates of interest ranging from 5.6% to 6.2% plus the aforementioned margin. Notional principal amounts of these agreements total $200.0 million and these agreements mature in the year 1999. The notional amounts are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. Net payments of $0.3 million under these agreements were made in 1996 and recorded as an adjustment to interest expense.

 CONCENTRATION OF CREDIT RISK

  The Company derives a significant portion of its revenue from multi-year supply agreements with many of its customers. Aggregate revenues from its two largest customers accounted for approximately 29.1% of its net sales in 1996 and 36.0% of its net sales in 1995. The receivable balances from these customers collectively represented 20.3% and 28.2% of the Company's accounts receivable before allowances at December 31, 1996 and 1995, respectively. As is common in the packaging industry, the Company provides extended payment terms for some of its customers due to the seasonality of the vegetable and fruit pack business. Exposure to losses is dependent on each customer's financial position. The Company performs ongoing credit evaluations of its customer's financial condition and its receivables are not collateralized. The Company maintains an allowance for doubtful accounts which management believes is adequate to cover potential credit losses based on customer credit evaluations, collection history, and other information.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
   Working Capital Facility...............  $ 27,800 $ 27,800 $  7,100 $  7,100
   Bank A Term Loans......................   194,554  194,554  220,000  220,000
   Bank B Term Loans......................   343,716  343,716  222,750  222,750
   11 3/4% Senior Subordinated Notes due
    June 15, 2002.........................   135,000  144,500  135,000  144,500
   13 1/4% Senior Subordinated Debentures
    due December 15, 2002.................    58,940   59,235  201,263  205,873
   Cumulative Exchangeable Redeemable Pre-
    ferred Stock..........................    52,998   58,671      --       --
   Interest Rate Swap Agreements..........       --       504      --       --

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  Methods and assumptions used in estimating fair values are as follows:

  Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short duration of those investments.

  Short and long-term debt: The carrying amounts of the Company's borrowings under its working capital loans and variable-rate borrowings approximate their fair value. The fair values of fixed-rate borrowings are based on quoted market prices.

  Convertible exchangeable preferred stock: The fair value of the preferred stock is estimated based on quoted market prices.

  Interest rate swap agreements: Fair values of interest rate swap agreements reflect the estimated amounts that the Company would receive to terminate the contracts at the reporting date based on quoted market prices.

11. COMMITMENTS

  The Company has a number of noncancelable operating leases for office and plant facilities, equipment and automobiles that expire at various dates through 2020. Certain operating leases have renewal options. Minimum future rental payments under these leases are (dollars in thousands):

            1997................................. $13,779
            1998.................................  10,615
            1999.................................   8,181
            2000.................................   6,257
            2001.................................   4,431
            2002 and thereafter..................   9,213
                                                  -------
                                                  $52,476
                                                  =======


  Rent expense was approximately $13.9 million in 1996; $10.8 million in 1995; and $9.1 million in 1994.

12. RETIREMENT PLANS

  The Company sponsors pension and defined contribution plans which cover substantially all employees, other than union employees covered by multi-employer defined benefit pension plans under collective bargaining agreements. Pension benefits are provided based on either a career average, final pay or years of service formula. With respect to certain hourly employees, pension benefits are provided for based on stated amounts for each year of service. It is the Company's policy to fund accrued pension and defined contribution costs in compliance with ERISA requirements. Assets of the plans consist primarily of equity and bond funds.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  The following table sets forth the funded status of the Company's retirement plans as of December 31, 1996 and 1995:

                                                      PLANS IN WHICH    PLANS IN WHICH
                                                       ASSETS EXCEED      ACCUMULATED
                                                        ACCUMULATED        BENEFITS
                                                         BENEFITS        EXCEED ASSETS
                                                      ----------------  ----------------
                                                       1996     1995     1996     1995
                                                      -------  -------  -------  -------
                                                          (DOLLARS IN THOUSANDS)
   Actuarial present value of benefit ob-
    ligations:
     Vested benefit obligations...........            $14,009  $12,135  $33,558  $31,465
     Non-vested benefit obligations.......                383      547    4,718    3,158
                                                      -------  -------  -------  -------
   Accumulated benefit obligations........             14,392   12,682   38,276   34,623
   Additional benefits due to future
   salary levels..........................              6,255    5,667    6,526    7,132
                                                      -------  -------  -------  -------
   Projected benefit obligations..........             20,647   18,349   44,802   41,755
   Plan assets at fair value..............             15,055   12,988   31,265   23,535
                                                      -------  -------  -------  -------
   Projected benefit obligation in excess
     of plan assets.......................              5,592    5,361   13,537   18,220
   Unrecognized actuarial gain (loss).....                110     (165)   3,476    1,237
   Unrecognized prior service costs.......               (565)    (615)  (2,052)  (2,128)
   Additional minimum liability...........                --       --     1,124    1,990
                                                      -------  -------  -------  -------
   Accrued pension liability recognized in
    the balance sheet.....................            $ 5,137  $ 4,581  $16,085  $19,319
                                                      =======  =======  =======  =======

  For certain pension plans with accumulated benefits in excess of plan assets at December 31, 1996 and December 31, 1995, the balance sheet reflects an additional minimum pension liability and related intangible asset of $1.1 million and $2.0 million, respectively.

  The components of net periodic pension costs for defined benefit plans are as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
     Service cost.................................... $ 5,229  $ 3,067  $ 2,947
     Interest cost...................................   4,452    3,887    3,334
     Actual loss (return) on assets..................  (3,946)  (7,284)     539
     Net amortization and deferrals..................     650    5,008   (2,698)
                                                      -------  -------  -------
     Net periodic pension cost....................... $ 6,385  $ 4,678  $ 4,122
                                                      =======  =======  =======

  The Company participates in several multi-employer pension plans which provide defined benefits to certain of its union employees. The composition of total pension cost for 1996, 1995, and 1994 in the Company's Consolidated Statements of Operations is as follows:

                                                           1996    1995   1994
                                                          ------- ------ ------
                                                          (DOLLARS IN THOUSANDS)
      Net periodic pension cost.......................... $ 6,385 $4,678 $4,122
      Settlement and curtailment losses, net.............      48    418    --
      Contributions to multi-employer union plans........   3,813  2,708  2,700
                                                          ------- ------ ------
      Total pension costs................................ $10,246 $7,804 $6,822
                                                          ======= ====== ======

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  The assumptions used in determining the actuarial present value of plan benefit obligations as of December 31, 1996, 1995 and 1994 are as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
      Discount rate........................................... 7.5%  7.5%  8.5%
      Weighted average rate of compensation increase.......... 4.0%  4.0%  4.5%
      Expected long-term rate of return on plan assets........ 9.0%  8.5%  8.5%

  The Company also sponsors defined contribution pension and profit sharing plans covering substantially all employees. Company contributions to these plans are based upon employee contributions and operating profitability. Contributions charged to income for these plans were $4.5 million in 1996; $1.7 million in 1995; and $2.5 million in 1994. Improved operating performance in 1996 as compared to 1995 resulted in greater contributions to the Company's profit sharing plans.

13. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company has defined benefit health care and life insurance plans that provide postretirement benefits to certain employees. The plans are contributory, with retiree contributions adjusted annually, and contain cost sharing features including deductibles and coinsurance. Retiree health benefits are paid as covered expenses are incurred.

  The following table presents the funded status of the postretirement plans and amounts recognized in the Company's balance sheet as of December 31, 1996 and 1995:

                                     1996         1995
                                  -----------  -----------
                                  (DOLLARS IN THOUSANDS)
      Accumulated postretirement
       benefit obligation:
        Retirees................  $     2,691  $     1,587
        Fully eligible active
         plan participants......        5,576       11,647
        Other active plan par-
         ticipants..............       18,214       14,770
                                  -----------  -----------
      Total accumulated
      postretirement benefit
       obligation...............       26,481       28,004
      Unrecognized net loss
       (gain)...................        2,993       (2,929)
      Unrecognized prior service
       costs....................         (275)        (298)
                                  -----------  -----------
      Accrued postretirement
       benefit liability........  $    29,199  $    24,777
                                  ===========  ===========

  Net periodic postretirement benefit cost include the following components:

                                                        1996     1995    1994
                                                       ------   ------   ----
                                                       (DOLLARS IN THOUSANDS)
Service cost.......................................... $  871   $  372   $321
Interest cost.........................................  1,766    1,097    412
Net amortization and deferral.........................     25       42    (14)
                                                       ------   ------   ----
Net periodic postretirement benefit cost.............. $2,662   $1,511   $719
                                                       ======   ======   ====

  The weighted average discount rate used to determine the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 was 7.5%. The net periodic postretirement benefit costs were calculated using a discount rate of 7.5% in 1996 and discount rates ranging from 7.5% to 8.5% for 1995. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation in 1996 ranged from 10% to 9.5% for pre-age 65 retirees and was 9.0% for post-age 65 retirees, declining gradually to an ultimate rate of 5.5% over the next 12 years.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  A 1% increase in the health care cost trend rate assumption would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $1.7 million and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1996 by approximately $0.2 million.

14. INCOME TAXES

  The components of income tax expense are as follows:

                                                      1996     1995     1994
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
      Current
        Federal....................................  $   --   $   500  $ 2,500
        State......................................    3,000    1,900    3,200
        Foreign....................................      300      100     (100)
                                                     -------  -------  -------
                                                       3,300    2,500    5,600
      Deferred
        Federal....................................      --       --       --
        State......................................      --       --       --
        Foreign....................................      --       --       --
                                                     -------  -------  -------
                                                         --       --       --
                                                     -------  -------  -------
                                                     $ 3,300  $ 2,500  $ 5,600
                                                     =======  =======  =======
  Income tax expense is included in the financial statements as follows:
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
      Income before extraordinary charges..........  $ 3,300  $ 5,100  $ 5,600
      Extraordinary charges........................      --    (2,600)     --
                                                     -------  -------  -------
                                                     $ 3,300  $ 2,500  $ 5,600
                                                     =======  =======  =======
  The income tax provision varied from that computed by using the U.S.
statutory rate as a result of the following:
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
      Income tax benefit at the U.S. Federal
       income tax rate.............................  $11,100  $(3,811) $(2,601)
      State and foreign tax expense, net of Federal
       income benefit..............................    2,145    1,820    2,015
      Amortization of goodwill.....................      621      471      576
      Change in valuation allowance................  (10,566)   6,620    5,610
                                                     -------  -------  -------
                                                     $ 3,300  $ 5,100  $ 5,600
                                                     =======  =======  =======

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at December 31, 1996 and 1995 are as follows:

                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
      Deferred tax liabilities:
        Tax over book depreciation........................... $ 65,000 $ 53,400
        Book over tax basis of assets acquired...............   13,200   16,100
        Other................................................    4,100    3,900
                                                              -------- --------
          Total deferred tax liabilities.....................   82,300   73,400
      Deferred tax assets:
        Book reserves not yet deductible for tax purposes....   59,200   56,300
        Deferred interest on high yield obligations..........    7,700   25,100
        Net operating loss carryforwards.....................   57,200   35,600
        Other................................................      500    1,200
                                                              -------- --------
          Total deferred tax assets..........................  124,600  118,200
        Valuation allowance for deferred tax assets..........   49,136   51,636
                                                              -------- --------
          Net deferred tax assets............................   75,464   66,564
                                                              -------- --------
      Net deferred tax liabilities........................... $  6,836 $  6,836
                                                              ======== ========

  The Company has a net deferred tax asset position primarily as a result of its net operating loss carryforwards and net temporary differences. In years prior to 1996 the Company reported book losses, therefore, under current accounting principles the full amount of the deferred tax asset has been offset by a valuation allowance. The valuation allowance will be reduced at the time it is more likely than not that the Company will generate taxable income sufficient to realize a portion of the tax benefits associated with the net operating loss carryforwards and future deductible temporary differences. The Company believes this will occur in 1997. At the time the valuation allowance is reduced a portion of the benefit will be recorded as a reduction to income tax expense and the remainder will be recorded as a reduction to goodwill.

  The valuation allowance decline in 1996 represented the reversal of the reserve for prior years' operating losses not previously recognized, net of the additional deferred tax asset recorded as a result of the finalization of the purchase price allocation for AN Can.

  The Company files a consolidated federal income tax return. At December 31, 1996, the Company has net operating loss carryforwards of approximately $164.0 million which are available to offset future consolidated taxable income of the group and expire from 2001 through 2011. The Company also has $3.9 million of alternative minimum tax credits which are available indefinitely to reduce future tax payments for regular federal income tax purposes.

15. ACQUISITION RESERVES

  In connection with the acquisition of AN Can, the Company has finalized its plant rationalization and integration plans. These plans consist primarily of the closing or downsizing of certain manufacturing plants and the integration of the selling, general and administrative functions of the former AN Can operations with the Company. Provisions were established for such planned costs which include approximately $22.6 million related to employee severance and relocation costs, $3.5 million related to administrative workforce reductions, and $23.4 million related to plant exit costs and other acquisition liabilities. The timing of the plant rationalizations, among other things, will be

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

dependent on covenants in existing labor agreements and accordingly these costs will be incurred during the period through 1998. During 1996 and 1995, respectively, costs of $6.5 million and $0.9 million were incurred primarily for relocation and severance in connection with administrative workforce reductions.

16. CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK

  On July 22, 1996, the Company issued 50,000 shares of Preferred Stock, mandatorily redeemable in 2006, at $1,000 per share which represents the liquidation preference of the Preferred Stock. The Company used $35.8 million of these proceeds to purchase 250,000 shares of its Class B Common Stock held by Mellon Bank, as trustee for First Plaza Group Trust, pursuant to its right to purchase such stock for such amount under the Organization Agreement. In aggregate, common stock and additional paid in capital were reduced by $15.0 million, the original issuance amount received for such Class B Common Stock, and the remainder of the payment was applied to Holdings' accumulated deficit.

  The Preferred Stock holders are entitled to receive cumulative dividends of 13 1/4% per annum, which are payable quarterly in cash or, on or prior to July 15, 2000 at the sole option of the Company, in additional shares of Preferred Stock. After July 15, 2000, dividends may be paid only in cash. During 1996, dividends of $1.6 million were paid in additional shares of Preferred Stock. As of December 31, 1996, the Company accrued dividends of $1.4 million, which it intends to pay in additional shares of Preferred Stock.

  The Preferred Stock is exchangeable into Holdings' Subordinated Debentures due 2006 (the "Exchange Debentures"), in whole but not in part, at any time at the option of the Company, subject to certain conditions. The Exchange Debentures will bear interest at the dividend rate in effect with respect to the Preferred Stock. Interest on the Exchange Debentures will be payable semi-annually and, on or prior to July 15, 2000, the Company may pay such interest by issuing additional Exchange Debentures. If by July 22, 1997 the Preferred Stock has not been exchanged for Exchange Debentures, the dividend rate on the Preferred Stock will increase by 0.5% per annum to 13 3/4% per annum until such exchange occurs.

  The Company is required to redeem the Preferred Stock or Exchange Debentures on July 15, 2006, but may elect to redeem the Preferred Stock or Exchange Debentures, in whole or in part, at any time during the twelve month period beginning July 15 of each of the years set forth below, at a redemption price (expressed as a percentage of the liquidation preference of the Preferred Stock or principal amount of the Exchange Debentures), plus an amount equal to all the accumulated and unpaid dividends or accrued and unpaid interest.

           YEAR                                    PERCENTAGE
           ----                                    ----------
           2000...................................  109.938%
           2001...................................  106.625%
           2002...................................  103.313%
           2003 and thereafter....................  100.000%

  In addition, all (but not less than all) of the outstanding Preferred Stock or Exchange Debentures may be redeemed prior to July 15, 2000 for a redemption price equal to 110% of the liquidation preference of the Preferred Stock plus accrued and unpaid dividends, or 110% of the principal amount of the Exchange Debentures plus accrued and unpaid interest, to the redemption date with the proceeds of any sale by Holdings of its common stock.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  The Preferred Stock will rank senior to all common stock of Holdings and upon conversion, the Exchange Debentures will be subordinate to the indebtedness of Holdings. The holders of the Preferred Stock do not have voting rights except in certain limited circumstances. The Company's Credit Agreement and various debt indentures restrict the Company's ability to, among other things, pay dividends, incur additional indebtedness, and purchase or redeem shares of capital stock.

17. STOCK OPTION PLANS

  Holdings, Containers and Plastics have established stock option plans for their key employees pursuant to which options to purchase shares of common stock of Holdings and its subsidiaries and stock appreciation rights ("SARs") may be granted.

  Options granted under the plans may be either incentive stock options or non-qualified stock options. To date, all stock options granted have been non-qualified stock options. Under the plans, Holdings has reserved 24,000 shares of its Class C Common Stock and Containers and Plastics have each reserved 1,200 shares of their common stock for issuance under their respective plans. Containers has 13,764 shares and Plastics has 13,800 shares of $0.01 par value common stock currently issued, and all such shares are owned by Silgan.

  The SARs extend to the shares covered by the options for the Containers and Plastics plans and provide for the payment to the holders of the options of an amount in cash equal to the excess of, in the case of Containers' plans, the pro forma book value, as defined, of a share of common stock (or in the event of a public offering or a change of control (as defined in such plan), the fair market value of a share of common stock) over the exercise price of the option, with certain adjustments for the portion of vested stock appreciation rights not paid at the time of the recapitalization in June 1989; or, in the case of Plastics' plan, in the event of a public offering or a change in control (as defined in such plan), the fair market value of a share of common stock over the exercise price of the option.

  Prior to a public offering or change in control, should an employee leave Containers, Containers has the right to repurchase, and the employee has the right to require Containers to repurchase, the common stock of Containers held by the employee at the then pro forma book value.

  At December 31, 1996, there were outstanding options for 24,000 shares under the Holdings plan, 936 shares under the Containers plan, and 1,200 shares under the Plastics plan. The exercise prices per share range from $35 to $61 for the Holdings options, $2,122 to $4,933 for the Containers options and $126 to $993 for the Plastics options. The stock options and SARs generally become exercisable ratably over a five-year period. At December 31, 1996, there were 18,600 options exercisable under the Holdings plan, 846 options/SARs exercisable under the Containers plan, and 420 options/SARs exercisable under the Plastics plan. For the year ended December 31, 1994, 9,000 options were granted under the Holdings plan, 240 options were granted under the Containers plan, and 900 options were granted under the Plastics plan. For the year ended December 31, 1995, 300 options were granted under the Plastics plan. There were no grants in 1996. For the years ended December 31, 1996, 1995, and 1994, no options were exercised under any of the plans. The Company incurred charges relating to the vesting of benefits under the stock option plans of $0.8 million in 1996 and 1995, and $1.5 million in 1994.

  In the event of a public offering of any of Holdings' capital stock or a change in control of Holdings, (i) the options granted by Containers and Plastics pursuant to the plans and (ii) any stock issued by Containers upon exercise of such options are convertible into either stock options or common stock of

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

Holdings, as the case may be. The conversion of such options or shares will be based upon a valuation of Holdings and an allocation of such value between the subsidiaries after giving affect to, among other things, that portion of the outstanding indebtedness of Holdings allocable to each such subsidiary.

  For the year ended December 31, 1995, the fair value of the options granted under the Plastic plan were not significant. Accordingly, the impact on net income and earnings per share from the issuance of these options would not be materially different from amounts currently reported and would not require SFAS No. 123 pro forma disclosure.

18. DEFICIENCY IN STOCKHOLDERS' EQUITY

  Deficiency in stockholders' equity includes the following classes of common stock ($.01 par value):

                                                               SHARES ISSUED AND
                                                                  OUTSTANDING
                                                                 DECEMBER 31,
                                                      SHARES   -----------------
      CLASS                                         AUTHORIZED  1996     1995
      -----                                         ---------- ------- ---------
       A...........................................   500,000  417,500   417,500
       B...........................................   667,500  417,500   667,500
       C........................................... 1,000,000   50,000    50,000
                                                    ---------  ------- ---------
                                                    2,167,500  885,000 1,135,000
                                                    =========  ======= =========

  The rights, privileges and powers of the Class A Common Stock and the Class B Common Stock are identical, with shares of each class being entitled to one vote on all matters to come before the stockholders of Holdings. The Class C Common Stock does not have voting rights except in certain circumstances.

19. RELATED PARTY TRANSACTIONS

  Pursuant to various management services agreements (the "Management Agreements") entered into between Holdings, Silgan, Containers, Plastics, and S&H, Inc. ("S&H"), a company wholly-owned by Mr. Silver, the Chairman and Co-Chief Executive Officer of Holdings and Silgan, and Mr. Horrigan, the President and Co-Chief Executive Officer of Holdings and Silgan, S&H provides Holdings, Silgan and its subsidiaries with general management, supervision and administrative services.

  In consideration for its services, S&H receives a fee of 4.95% (of which 0.45% is payable to MS & Co.) of Holdings' consolidated earnings before depreciation, amortization, interest and taxes ("EBIDTA") until EBIDTA has reached the Scheduled Amount set forth in the Management Agreements and 3.3% (of which 0.3% is payable to MS & Co.) after EBIDTA has exceeded the Scheduled Amount up to the Maximum Amount as set forth in the Management Agreements, plus reimbursement for all related out-of-pocket expenses. The total amount incurred under the Management Agreements was $5.3 million in 1996, $5.4 million in 1995, and $5.0 million in 1994, and was allocated, based upon EBIDTA, as a charge to operating income of each business segment. Included in accounts payable at December 31, 1996 and 1995, was $0.1 million payable to S&H. Under the terms of the Management Agreements, the Company has agreed, subject to certain exceptions, to indemnify S&H and any of its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any loss or damage they may sustain arising in connection with the Management Agreements.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  In connection with the Credit Agreement and its related amendments entered into during 1996 and 1995, the banks thereunder (including Bankers Trust Company) received fees totaling $1.6 million in 1996 and $17.2 million in 1995.

20. LITIGATION

  In connection with the acquisition by Holdings of Silgan as of June 30, 1989 (the "Merger"), a decision was rendered in 1995 by the Delaware Court of Chancery with respect to appraisal proceedings filed by certain former stockholders of 400,000 shares of stock of Silgan. Pursuant to that decision, these former holders were awarded $5.94 per share, plus simple interest at a rate of 9.5%. This award was less than the amount, $6.50 per share, that these former holders would have received in the Merger. The right of these former holders to appeal the Chancery Court's decision has expired, and the Company tendered payment of $3.8 million to these former holders in 1995. In 1994, prior to the trial for appraisal, the Company and the former holders of an additional 650,000 shares of stock of Silgan agreed to a settlement in respect of their appraisal rights, and the Company made a payment of $6.9 million, including interest, in respect of the settlement.

  Other than the actions mentioned above, there are no other pending legal proceedings to which the Company is a party or to which any of its properties are subject which would have a material effect on the Company's financial position.

21. BUSINESS SEGMENT INFORMATION

  The Company is engaged in the packaging industry and operates principally in two business segments. Both segments operate in North America. There are no intersegment sales. Presented below is a tabulation of business segment information for each of the past three years:

                                 NET    OPER.      IDENTIFIABLE DEP.&  CAPITAL
                                SALES   PROFIT        ASSETS    AMORT. EXPEND.
                               -------- ------     ------------ ------ -------
                                          (DOLLARS IN MILLIONS)
   1996
   Metal container &
   specialty(1)............... $1,189.3 $106.1        $750.7    $44.7   $39.1
   Plastic container..........    216.4   18.4         158.5     14.6    17.6
                               -------- ------        ------    -----   -----
    Total..................... $1,405.7 $124.5        $909.2    $59.3   $56.7
   1995
   Metal container &
   specialty(1)............... $  882.3 $ 58.2(2)     $736.7    $31.6   $32.5
   Plastic container..........    219.6   13.2         159.4     13.8    19.4
                               -------- ------        ------    -----   -----
    Total..................... $1,101.9 $ 71.4        $896.1    $45.4   $51.9
   1994
   Metal container &
   specialty(1)............... $  657.1 $ 59.8(3)     $335.3    $23.1   $16.9
   Plastic container..........    204.3   (0.1)(3)     162.8     14.1    12.3
                               -------- ------        ------    -----   -----
    Total..................... $  861.4 $ 59.7        $498.1    $37.2   $29.2

--------
(1) Specialty packaging sales include closures, plastic bowls, and paper containers used by processors and packagers in the food industry and are not significant enough to be reported as a separate segment.

(2) Includes charge for reduction in carrying value of assets of $14.7 million for the metal container segment.

(3) Includes charges for reduction in carrying value of assets of $7.2 million for the metal container segment and $9.5 million for the plastic container segment, respectively.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  Operating profit is reconciled to income before tax as follows:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                         (DOLLARS IN MILLIONS)
   Operating profit..................................... $124.5 $ 71.4  $ 59.7
   Interest expense.....................................   89.4   80.7    65.8
   Corporate expense....................................    1.2    1.5     1.3
                                                         ------ ------  ------
     Income (loss) before income taxes.................. $ 33.9 $(10.8) $ (7.4)
                                                         ====== ======  ======

  Identifiable assets are reconciled to total assets as follows:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                         (DOLLARS IN MILLIONS)
   Identifiable assets.................................. $909.2 $896.1  $498.1
   Corporate assets.....................................    4.3    3.9     6.2
                                                         ------ ------  ------
     Total assets....................................... $913.5 $900.0  $504.3
                                                         ====== ======  ======

  Metal container and other segment sales to Nestle Food Company accounted for 17.1%, 21.4%, and 25.9% of net sales of the Company during the years ended December 31, 1996, 1995, and 1994, respectively. Sales to Del Monte Corporation accounted for 12.0%, 14.5%, and 21.4% of net sales of the Company during the years ended December 31, 1996, 1995, and 1994, respectively.

22. PROPOSED INITIAL PUBLIC OFFERING (Unaudited)

  The Company has filed a registration statement for a proposed initial public offering ("IPO") of 3,700,000 shares of its Common Stock. In connection with the IPO, Holdings intends to amend its Restated Certificate of Incorporation to change its authorized capital stock to 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. In addition, immediately prior to the closing of the IPO, Holdings intends to convert its existing Class A, Class B and Class C Common Stock to Common Stock on a one for one basis, and thereafter, to effect a
17.133145 to 1 stock split. Holdings intends to use the estimated net proceeds from the IPO to redeem the remaining Discount Debentures outstanding (approximately $59.0 million) and to repay a portion of the bank term loans.

  Upon completion of the proposed IPO, the Company will recognize a non-cash charge of approximately $21.1 million (assuming an initial public offering price of $19.00 per share in the IPO), net of $3.7 million previously accrued, for the excess of the fair market value over the grant price of the variable stock options under the Containers and Plastics option plans which convert to Holdings options. In connection with the aforementioned transactions and the proposed IPO, the Company will recognize an extraordinary charge of approximately $0.7 million, net of tax, for the write-off of unamortized deferred financing costs related to the early redemption of the remaining Discount Debentures.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


  Presented below are the income (loss) per common share of the Company for the years ended December 31, 1996, 1995 and 1994 (assuming that the initial public offering is completed as proposed) based upon the weighted average number of common and common equivalent shares that would have been outstanding for all periods presented. Common stock equivalents include options that would have been outstanding under Holdings' stock option plan upon completion of the IPO.

                                                      DECEMBER 31,
                                            ----------------------------------
                                               1996        1995        1994
                                            ----------  ----------  ----------
Income (loss) per common share:
 Income (loss) before extraordinary
  charges.................................. $     1.60  $    (0.77) $    (0.63)
 Extraordinary charges.....................      (0.11)      (0.29)        --
 Preferred stock dividend requirement......      (0.16)        --          --
                                            ----------  ----------  ----------
 Net income (loss)......................... $     1.33  $    (1.06) $    (0.63)
                                            ==========  ==========  ==========
 Weighted average common shares
  outstanding.............................. 17,556,780  19,446,120  19,446,120
 Common stock equivalents..................  1,612,675   1,201,479   1,201,479
                                            ----------  ----------  ----------
 Shares used to compute income (loss) per
  share.................................... 19,169,455  20,647,599  20,647,599
                                            ==========  ==========  ==========